[Letterhead of Sutherland Asbill & Brennan LLP]

April 27, 2007

VIA EDGAR

EquiTrust Life Insurance Company

5400 University Avenue

West Des Moines, IA 50266

Re:	EquiTrust Life Annuity Account II

(File No. 333-61899)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 13 to the Registration Statement on Form N-4 for EquiTrust Life Annuity Account II (File No. 333-61899). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely, SUTHERLAND, ASBILL & BRENNAN LLP

/s/ Stephen E. Roth
Stephen E. Roth